SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 18, 2018

Northwest Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34582	27-0950358
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

100 Liberty Street Warren, Pennsylvania	16365
(Address of principal executive office)	(Zip code)

Registrant’s telephone number, including area code:        (814) 726-2140

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by a check mark whether the registrant is an emerging growth company as defined in rule 405 of the Securities Act of 1933 ( § 230.405 of this chapter) or rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Employment Agreement and Change in Control Agreements With Named Executive Officers. On July 18, 2018, Northwest Bank (the “Bank”), a wholly-owned subsidiary of Northwest Bancshares, Inc. (the “Company”), entered into a new employment agreement (the “Employment Agreement”) with Ronald J. Seiffert, President and Chief Executive Officer. The new Employment Agreement replaces Mr. Seiffert’s existing employment agreement. The term of the Employment Agreement is 24 months. The Employment Agreement will be extended on each November 1 for a period of 12 months unless terminated as provided in the Employment Agreement.

Under the Employment Agreement, Mr. Seiffert is entitled to a base salary of $650,000. The Employment Agreement provides for participation in company-wide employee benefit plans and in executive incentive and benefit plans. Mr. Seiffert may terminate his employment for “good reason,” which includes (i) any reduction in base salary or benefits; (ii) a failure to elect or reelect or to appoint or reappoint him as President, Chief Executive Officer and a director of the Bank, or the Company, or failure to nominate him as a director of the Company; (iii) change in function, duties, or responsibilities, which would cause his position to become one of lesser responsibility, importance, or scope; (iv) relocation of his principal place of employment by more than 30 miles from its location on July 18, 2018; (v) liquidation or dissolution of the Bank or Company; or (vi) a material breach of the Employment Agreement by the Company or the Bank.

In the event the Employment Agreement is terminated for good reason or in the event the Company or the Bank terminates Mr. Seiffert’s employment for any reason other “cause” (as defined in the Employment Agreement), Mr. Seiffert will be entitled to receive a cash lump sum equal to three times his base salary plus three times his highest bonus during the prior three years, paid within 30 days after his termination of employment, unless a six month delay in the payments is required to comply with Section 409A of the Internal Revenue Code. In addition, the Bank will continue to provide nontaxable medical and dental benefits for Mr. Seiffert and his eligible dependents for three years. All severance payments are contingent upon Mr. Seiffert signing, and not revoking a release of all claims against the Company and the Bank. In the event of termination due to disability, the Bank will pay Mr. Seiffert an amount equal to the difference between benefits provided under the Bank’s disability plan and the amount of Mr. Seiffert’s base salary for the longer of the remaining term of the Employment Agreement, or one year following the termination of his employment due to disability. In the event of death during the term of the Employment Agreement, the Bank will pay Mr. Seiffert’s estate his base salary for a period of one year, and will continue to provide nontaxable medical and dental benefits for his eligible dependents for three years. In the event of termination of Mr. Seiffert’s employment (other than due to a change in control), Mr. Seiffert is prohibited from competing with the Company or the Bank within 50 miles of his principal place of employment for one year following termination of employment.

Item 9.01                                           Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Northwest Bank, Northwest Bancshares, Inc. and Ronald J. Seiffert, dated July 18, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHWEST BANCSHARES, INC.

DATE:	July 20, 2018	By:	/s/ William W. Harvey, Jr.
William W. Harvey, Jr.
Chief Financial Officer